EXHIBIT 23.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 To Form S-1 of our report, relating to the audited financial statements of Tone in Twenty as of August 31, 2009 and 2008 (restated), and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended August 31, 2009 and 2008 (restated), and from inception on August 4, 2006 through August 31, 2009 (restated).  Our audit report is dated December 8, 2009.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
March 16, 2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351